UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-24185

Date of Report: April 15, 2008

CHINA AOXING PHARMACEUTICAL COMPANY, INC.
(Exact name of registrant as specified in its charter)
Florida	65-0636168
(State of Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

444 Washington Blvd., Unit 2424, Jersey City, NJ	07310
(Address of principal executive offices)	(Zip Code)

(201) 420-1075
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into Material Definitive Agreement

Item 3.02

Unregistered Sale of Equity Securities

Item 5.01

Changes in Control of Registrant

On April 15, 2008 China Aoxing Pharmaceutical Company, Inc. entered into a Joint Strategic Alliance and Securities Purchase Agreement with American Oriental Bioengineering, Inc. (“AOB”).  The agreement provides that China Aoxing and AOB will cooperate in the development and marketing of Oxycodone, Tilidine, Buprenorphine/Naloxone, Tilidine/Naloxone and Pholcodine.  Specifically, China Aoxing will be responsible for research and development of the products.  China Aoxing and AOB will collaborate on the sales and marketing of the products.

The agreement also provided for the sale to AOB by China Aoxing of 30 million shares of its common stock.  The purchase price of $18 million was paid on April 16, 2008.  In connection with that sale, the following additional covenants were made:

▪

One or more shareholders are delivering a total of 3 million shares of China Aoxing common stock into escrow.  The shares will be delivered to AOB if China Aoxing fails to satisfy certain financial targets to be determined by AOB and China Aoxing.

▪

AOB will have a pre-emptive right to purchase a sufficient portion of any shares offered for sale by China Aoxing in order to maintain its percentage ownership of China Aoxing.

▪

AOB will have a right of first refusal if China Aoxing or any of its officers or directors wishes to sell China Aoxing shares.

▪

AOB will be permitted to nominate one member of China Aoxing’s Board of Directors.

Item 9.01

Financial Statements and Exhibits

Exhibits

10-a.

Joint Strategic Alliance and Securities Purchase Agreement dated April 15, 2008 between China Aoxing Pharmaceutical Company, Inc. and American Oriental Bioengineering, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Aoxing Pharmaceutical Company, Inc.

Dated:  April 21, 2008

By:  /s/ Zhenjiang Yue

       Zhenjiang Yue, Chief Executive Officer